CONFORMED COPY

                                                                      EXHIBIT 2B


                                 AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT No. 2 TO AGREEMENT AND PLAN OF MERGER is made as of May ___, 1997, among Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), IM-1 Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Acquiror ("Acquiror Merger Subsidiary"), and Safesite Records Management Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Acquiror, Acquiror Merger Subsidiary and the Company are parties to an Agreement and Plan of Merger dated as of February 19, 1997 (the "Original Merger Agreement");

         WHEREAS, the Merger Agreement was amended by Amendment No. 1 to Agreement and Plan of Merger dated as of April 1, 1997 (the Original Merger Agreement, as so amended is hereinafter referred to as the "Merger Agreement"); and

         WHEREAS, Acquiror, Acquiror Merger Subsidiary and the Company have agreed to further amend the Merger Agreement as set forth herein pursuant to
Section 7.3 of the Merger Agreement;

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, agree as follows:

         1. The sixth line of the first Whereas clause of the Merger Agreement is hereby deleted in its entirety and the following words are inserted in lieu thereof: "pursuant to which the Company will merge with and into Acquiror Merger Subsidiary (the".

         2. Section 1.1 of the Merger Agreement is hereby deleted in its entirety and the following new Section 1.1 is inserted in lieu thereof:

                  "Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Acquiror Merger Subsidiary. As a result of the Merger, the separate existence of the Company shall cease and Acquiror Merger Subsidiary shall continue as the surviving corporation of the Merger (the "Surviving Corporation")."

         3. Section 1.9 of the Merger Agreement is hereby deleted in its entirety.

         4. Section 2.1(a) of the Merger Agreement is hereby amended by deleting the words "Cash Merger Consideration" appearing on the third to last line thereof and inserting in lieu thereof the words "Stock Merger Consideration."

         5. Section 2.1(d) of the Merger Agreement is hereby deleted in its entirety and the following new Section 2.1(d) is inserted in lieu thereof:

                  "(d) In lieu of issuing fractional shares, Acquiror shall convert a holder's right to receive shares of Acquiror Stock pursuant to Sections 2.1(a) and Section 2.1(e) into a right to receive the highest whole number of shares of Acquiror Stock constituting the non-cash portion of the Exchange Merger Consideration to be received plus cash equal to the fraction of a share of Acquiror Stock to which the holder would otherwise be entitled (in each case after giving effect to Section 1.2(e) hereof) multiplied by the Determination Price, and the Exchange Merger Consideration to which a holder is so entitled shall be deemed to be such number of shares of Acquiror Stock plus such cash in lieu of fractional shares plus the cash portion of the Exchange Merger Consideration. In addition, upon distribution to Stockholders of any portion of the Escrow Indemnity Funds, Acquiror shall deliver to such Stockholder the highest whole number of shares of Acquiror Stock to which such Stockholder is entitled plus cash equal to the fraction of a share of Acquiror Stock to which the holder would otherwise be entitled multiplied by the Market Price. For purposes of carrying out the intent of this Section 2.1(d), Acquiror may aggregate Certificates so that fractional shares of Acquiror Stock due in exchange for multiple Certificates may be combined to yield a number of whole shares thereof plus a single fraction."

         6. Article 2 of the Merger Agreement is hereby further amended by inserting the following new Section 2.1(e) immediately following Section 2.1(d):

                  "(e) In order to implement the indemnification provisions of
         Section 8 hereof, the Stock Merger Consideration payable to each Stockholder pursuant to Section 2.2 prior to the termination of the Escrow Indemnity Period hereof shall be equal to the product of (i) the Closing Stock Conversion Number and (ii) the number of Shares represented by Certificates held by such Stockholder. The remainder of such Stockholder's Stock Merger Consideration shall be held as part of the Escrow Indemnity Funds and shall be payable to such Stockholder after the Escrow Indemnity Period in accordance with Section 8 hereof and the Escrow Agreement."

         7. Section 2.2(a) of the Merger Agreement is hereby amended by deleting the words "less the amount of cash constituting the Escrow Indemnity Funds" appearing in the ninth line thereof.

         8. Section 2.2(a) of the Merger Agreement is hereby further amended by inserting the words "less the number of shares of Acquiror Stock constituting the Escrow Indemnity Funds," immediately before the words "(collectively, the "Exchange Fund")." appearing at the end of the twelfth line thereof.

         9. Section 2.2(c) of the Merger Agreement is hereby amended by inserting the words ", subject to Article 8 hereof" immediately after the words "2.1(a) and 2.1(d)" appearing in the sixth line thereof.

         10. Section 2.4(a) of the Merger Agreement is hereby amended by deleting the words ", subject to the indemnification provisions of Article 8 hereof," appearing in the second line thereof.

         11. Section 2.4(a) of the Merger Agreement is hereby further amended by deleting the last sentence thereof in its entirety.

         12. Section 2.6(b) of the Merger Agreement is hereby amended by adding the following sentence at the end of such Section: "The Subject Shares shall not form a part of the shares of Acquiror Stock to be held in escrow as part of the Escrow Indemnity Funds."

         13. Section 5.12 of the Merger Agreement is hereby amended by deleting the words "(including, without limitation, the Alternative Transaction)" appearing in the second and third lines thereof.

         14. Section 8.2 of the Merger Agreement is hereby amended by deleting the words "$3,000,000 in cash (the "Escrow Indemnity Funds")" appearing in the second line thereof and inserting in lieu thereof the words "the Escrow Indemnity Funds".

         15. Section 8.2 of the Merger Agreement is hereby further amended by deleting the words "and from the cash, if any, issued with respect to Exercisable Options pursuant to Section 2.4" appearing immediately after the words "Exchange Merger Consideration" appearing at the end of the third line thereof.

         16. Section 8.2 of the Merger Agreement is hereby further amended by deleting the name "B. Thomas Golisano" appearing in the second line of the last paragraph thereof and inserting in lieu thereof the name "James B. Wayman, Jr."

         17. Section 8.3 of the Merger Agreement is hereby deleted in its entirety and the following new Section 8.3 is inserted in lieu thereof:

         "Section 8.3. Limitation of Liability; Disposition of Escrow Indemnity Funds.

         (a) Notwithstanding the provisions of Section 8.2, after the Closing, Acquiror's rights to indemnification shall be subject to the following limitations: (i) Acquiror shall be entitled to recover its Loss and Expense in respect of any Claim only if the Loss and Expense for all Claims exceeds, in the aggregate, $150,000 and (ii) in no event shall the aggregate amount to be paid to Acquiror exceed the lesser of (i) the Escrow Indemnity Funds and (ii) shares of Acquiror Stock having an aggregate Market Value of Three Million Dollars ($3,000,000).

         (b) Anything in this Agreement, including without limitation the provisions of Sections 8.2 or 8.3(a), to the contrary notwithstanding, the exclusive recourse of Acquiror with respect to Claims brought after the Effective Time arising out of the transactions contemplated by this Agreement shall be the Escrow Indemnity Funds. On or before the Closing Date, Acquiror, the Company and the Agent shall execute and deliver an escrow agreement substantially in the form attached hereto as Exhibit 8.3 (the "Escrow Agreement"). Any Claims of Acquiror for indemnification to be satisfied out of the Escrow Indemnity Fund shall be made in accordance with the terms of the Escrow Agreement (it being hereby understood that for purposes of determining the number of shares of Acquiror Stock necessary to satisfy such Claim, the Market Price of the Acquiror Stock calculated in accordance with the terms of the Escrow Agreement shall be used). At the Effective Time, a certificate registered in the name of James B. Wayman, Jr., as Agent, representing the Escrow Indemnity Funds shall be withheld from the Merger Consideration hereunder and shall be deposited with the Escrow Agent. In accordance with the terms of the Escrow Agreement, each Stockholder shall be entitled to receive all ordinary cash dividends paid in respect of his or her Proportionate Share of Acquiror Stock that would otherwise be registered in his or her name but for such shares being a part of the Escrow Indemnity Funds and to vote and to give consents, waivers and ratifications in respect of his or her Proportionate Share of Acquiror Stock which is part of the Escrow Indemnity Funds. In connection with any such vote or consent, the Agent and Acquiror, at Acquiror's expense, shall cause to be delivered to such Stockholder such information (including, without limitation, any proxy statement and cards). The Agent shall vote the shares of Acquiror Stock forming part of the Escrow Indemnity Funds in accordance with the directions of the Stockholders. In order to take such vote, the Agent shall tabulate the votes it receives from the Stockholders and inform Acquiror in writing of the aggregate percent of all votes received for, against and in abstention with respect to each matter voted upon. Acquiror shall then convert such percent to number based on the then-existing Escrow Indemnity Funds, rounded in each case down to the nearest whole number.

         (c) In the event there are no Unresolved Claims (as defined in the Escrow Agreement), on the date which is ten (10) days after the expiration of the Escrow Indemnity Period, or the next business day if such date is not a business day, the Escrow Indemnity Funds then remaining shall be distributed to the Stockholders (or their nominee or transferee, as set forth in the Transmittal Documents in respect of the Exchange Merger Consideration) entitled thereto in accordance with the proportions with their ownership of Shares immediately prior to the Effective Time (provided that cash in lieu of fractional shares will be distributed in accordance with Section 2.1(d) hereof). In the event one or more Unresolved Claims with respect to the Escrow Indemnity Funds, if any, shall exist upon the expiration of the Escrow Indemnity Period, shares of Acquiror Stock, rounded to the nearest shares, having a Market Price equal to the sum of (i) the aggregate amount of such Unresolved Claims and (ii) the amount reasonably estimated by Acquiror to cover the fees, expense and other costs (including reasonable counsel fees and expenses) which will be required to resolve such Unresolved Claims shall be retained as part of the Escrow Indemnity Funds and the balance thereof, if any, shall be distributed to the Persons entitled thereto. Upon the resolution of all such Claims and the payment of all such fees, expenses and costs out of the Escrow Indemnity Funds, the balance of the shares of Acquiror Stock, if any, shall be distributed to the Persons entitled thereto."


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                                       -5-

         18. The Merger Agreement is hereby further amended by deleting Exhibit
8.3 thereto in its entirety and inserting in lieu thereof a new Exhibit 8.3 thereto substantially in the form of Exhibit 8.3 hereto.

         19. Article 10 of the Merger Agreement is hereby amended by adding the following new definitions to appear in the Merger Agreement in alphabetical order with the other definitions:

         "Closing Stock Conversion Number shall mean the quotient obtained by dividing (i) the difference between (a) the Common Stock Amount and (b) the Escrow Indemnity Funds by (ii) the sum of (a) the number of shares of Company Stock issued and outstanding immediately prior to the Merger (except shares subject to Section 2.1(b)) and (b) the number of shares of Company Stock which may be issued pursuant to Option Securities which are exercisable as of the Effective Time (including those which will become exercisable by virtue of the consummation of the Merger)."

         "Market Price" shall have the meaning set forth in the Escrow
Agreement."

         "Proportionate Share" shall have the meaning set forth in the Escrow Agreement."

         19. Article 10 of the Merger Agreement is hereby further amended by deleting the definition of "Escrow Indemnity Funds" appearing therein and inserting in lieu thereof the following new definition:

         "Escrow Indemnity Funds shall mean shares of Acquiror Common Stock in an amount equal to quotient obtained by dividing (i) Four Million Dollars ($4,000,000) by (ii) the Determination Price."

         20. Each of Acquiror, Acquiror Merger Subsidiary and the Company represents and warrants that all requisite corporate action necessary for the valid execution and delivery of this Amendment No. 2 has been duly and effectively taken (including, without limitation, that the Company's Board of Directors have unanimously approved the execution of this Amendment)

         21. Each capitalized term used herein without definition shall have the same meaning herein as is given to such term in the Merger Agreement.

         22. The Merger Agreement as amended hereby is ratified and confirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, the term Agreement as used in the Merger Agreement shall be deemed to be the Original Merger Agreement as amended by Amendment No. 1 and this Amendment No. 2.

         23. This Amendment No. 2 may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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                                       -6-


                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, Acquiror, Acquiror Merger Subsidiary and the Company have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                         IRON MOUNTAIN INCORPORATED


                         By: /s/ C. Richard Reese
                             -------------------------------------------
                             Name: C. Richard Reese
                             Title: Chairman and Chief Executive Officer



                         IM-1 ACQUISITION CORP.


                         By: /s/ C. Richard Reese
                             -------------------------------------------
                             Name: C. Richard Reese
                             Title: President


                         SAFESITE RECORDS MANAGEMENT
                         CORPORATION

                         By: /s/ B. Thomas Golisano
                             -------------------------------------------
                             Name:  B. Thomas Golisano
                             Title:  Chairman


                         By: /s/ James B. Wayman, Jr.
                             -------------------------------------------
                             Name:  James B. Wayman, Jr.
                             Title:  President

                                                                     Exhibit 8.3

                                ESCROW AGREEMENT


         This ESCROW AGREEMENT (this "Agreement") is entered into as of the _____ day of ________, 1997, by and among Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), Safesite Records Management Corporation, a Delaware corporation (the "Company"), James B. Wayman, Jr., an individual residing at 251 Old Billerica Road, Bedford, MA 01730 (in his capacity as agent for the Stockholders, the "Agent"), as agent for the stockholders of the Company (the "Stockholders"), and State Street Bank and Trust Company, as Escrow Agent (the "Escrow Agent").

                              W I T N E S S E T H :

         WHEREAS, Acquiror and the Company entered into that certain Agreement and Plan of Merger dated as of February 19, 1997, as amended (the "Merger Agreement"), an executed copy of which has been provided to the Escrow Agent, pursuant to which the Company will merge with and into a wholly owned subsidiary of Acquiror (the "Merger"), and pursuant to which ____________ shares of Common Stock, par value $.01 per share of Acquiror ("Acquiror Stock") were withheld from the consideration payable to the Stockholders and were allocated to indemnify Acquiror for certain matters relating to the Merger Agreement, all as is more fully set forth in the Merger Agreement;

         WHEREAS, this Agreement is being entered into pursuant to Article 8 of the Merger
Agreement; and

         WHEREAS, in accordance with and pursuant to Article 8 of the Merger Agreement, the Agent has been appointed as agent and attorney-in-fact, with full power of substitution, to take all actions called for by Article 8 of the Merger Agreement, including, without limitation, the execution of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth below, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                             ESCROW INDEMNITY FUNDS

         1.1 Delivery. Upon consummation of the Merger, Acquiror will deliver to the Escrow Agent a certificate registered in the name of James B. Wayman, Jr., as Agent, representing ___________ shares of Acquiror Stock (the "Escrow Indemnity Funds"). The shares of Acquiror Stock represented by the Escrow Indemnity Funds shall not be subject to the restrictions set forth in Article XII of Acquiror's By-Laws.

         1.2 Receipt. The Escrow Agent agrees to hold and disburse the Escrow Indemnity Funds (together with interest earned thereon) solely in accordance with the terms and conditions of this Agreement, pursuant to the written direction of Acquiror, and for the uses and purposes stated herein. The Escrow Agent shall, upon receipt of the Escrow Indemnity Funds, issue written acknowledgment to Acquiror and the Agent of receipt thereof.

         1.3      Rights of Stockholders.

                  (a) In the case any distribution of capital or stock dividend shall be made on or in respect of Acquiror Stock, or any money or property shall be distributed with respect to Acquiror Stock, pursuant to a recapitalization or reclassification of the capital of Acquiror, or pursuant to a reorganization or liquidation or dissolution of Acquiror, any such money or property to be distributed with respect to the Escrow Indemnity Funds shall be delivered to the Escrow Agent to be held by it as part of the Escrow Indemnity Funds. Acquiror shall forthwith deliver to the Escrow Agent an additional certificate registered in the name of James B. Wayman, Jr., as Agent, representing any such additional Acquiror Stock or such money and the Escrow Agent shall hold such additional Acquiror Stock or money pursuant to the terms of this Agreement.

                  (b) Each Stockholder shall be entitled to receive all ordinary cash dividends paid in respect of his or her Proportionate Share (as defined below) of Acquiror Stock that would otherwise be registered in his or her name but for such shares being a part of the Escrow Indemnity Funds and to vote and to give consents, waivers and ratifications in respect of his or her Proportionate Share of Acquiror Stock which is part of the Escrow Indemnity Funds. The Agent shall pay over to each Stockholder, forthwith upon receipt, his or her Proportionate Share of all ordinary cash dividends paid on the Escrow Indemnity Funds, and, at the cost of Acquiror, shall execute and deliver to each Stockholder such proxies or other documents in writing as may be necessary to enable each Stockholder to exercise the foregoing rights. In connection with any vote or consent by the Stockholders with respect to shares of Acquiror Stock which are part of the Escrow Indemnity Funds, the Agent shall vote the shares of Acquiror Stock forming part of the Escrow Indemnity Funds in accordance with the directions of the Stockholders to the Agent. In order to take such vote, the Agent shall tabulate the votes it receives from the Stockholders and inform Acquiror in writing of the aggregate percent of all votes received for, against and in abstention with respect to each matter voted upon. Acquiror shall then convert such percent to a number based on the then-existing Escrow Indemnity Funds, rounded in each case down to the nearest whole number. The term "Proportionate Share", as to each Stockholder, shall mean such Stockholder's proportionate share of the total number of shares of Aquiror Stock to be issued in connection with the Merger.

                                    ARTICLE 2

              PROCEDURES FOR DISBURSEMENT OF ESCROW INDEMNITY FUNDS

         2.1 Purpose. The Escrow Indemnity Funds shall be held by the Escrow Agent to secure the indemnification obligations to Acquiror under the Merger Agreement and shall be held and released in accordance with the provisions of this Agreement. The Escrow Agent agrees


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                                      -3-

to hold, disburse and invest the Escrow Indemnity Funds solely in accordance with the terms and conditions of this Agreement and for the uses and purposes stated herein.

         2.2      Disbursement.

                  (a) If at any time after the Closing Date and prior to the termination of this Agreement, the Escrow Agent receives written instructions in accordance with the terms of Section 2.4 hereof from Acquiror to make a payment to Acquiror, then the Escrow Agent shall make payments out of the Escrow Indemnity Funds to Acquiror, in accordance with such instructions and with
Section 2.4, unless the Escrow Indemnity Funds shall be insufficient to comply with such instructions, in which case the Escrow Agent shall pay the entire Escrow Indemnity Funds to Acquiror and shall advise Acquiror and the Agent in writing of the amount of such payment. The number of shares of the Escrow Indemnity Funds to be delivered to Acquiror in connection with each payment hereunder shall be calculated by Acquiror and shall be equal to the quotient obtained by dividing (i) the Claimed Amount (as defined in Section 2.4) by (ii) the average closing price per share of Acquiror Stock for the period of 20 trading days ending three trading days prior to the date of such payment (the "Market Price"). The closing price for each such trading day shall be the last quoted sale price or, if not so quoted, the average of the low bid and high asked prices on the Nasdaq National Market System.

                  (b) The Escrow Agent may make any payments out of the Escrow Indemnity Funds that may at the time be permitted to be made under the provisions of Section 2.4 below, and shall make all such payments that at the time are required to be made under such provisions or are jointly requested in writing by Acquiror and the Agent. Any payment which would result in the disbursement of a fractional share of Acquiror Stock shall be rounded to the nearest whole share. In the event that any payment is made pursuant to this Agreement, Acquiror shall deliver to the Escrow Agent a new certificate registered in the name of James B. Wayman, Jr., as Agent, representing the Escrow Indemnity Funds less such shares disbursed in the payment and all previous payments.

                  (c) In the event there are no Unresolved Claims (as hereinafter defined), on the date which is ten (10) days after the expiration of the Escrow Indemnity Period, or the next business day if such date is not a business day, Acquiror shall deliver or cause to be delivered to the Escrow Agent cash in lieu of fractional shares calculated in accordance with the second to last sentence of this paragraph (c) and separate certificates registered in each Stockholder's name (or, in the event of a transfer of ownership of Acquiror Stock which is not registered in the transfer records of the Company, in the name of a transferee who has presented documents reasonably required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid), representing such Stockholder's Proportionate Share of the Escrow Indemnity Funds, less such Stockholder's Proportionate Share of all portions thereof, if any,

                  (i) paid to Acquiror pursuant to subparagraphs (a) and (b) above, and

                  (ii) which are the subject of Unresolved Claims (as hereinafter defined).



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                                      -4-

The Escrow Agent shall retain the portion of the Escrow Indemnity Funds which relates to all Unresolved Claims until resolution of such Unresolved Claims in accordance with the terms hereof. In the event one or more Unresolved Claims with respect to the Escrow Indemnity Funds, if any, shall exist upon the expiration of the Escrow Indemnity Period, shares of Acquiror Stock with a Market Price measured as of the date of such expiration (such number to be determined by Acquiror) equal to the sum of (i) the aggregate amount of such Unresolved Claims and (ii) the amount reasonably estimated by Acquiror to cover the fees, expense and other costs (including reasonable counsel fees and expenses) which will be required to resolve such Unresolved Claims shall be retained as part of the Escrow Indemnity Funds and the balance thereof, if any, shall be distributed to the Stockholders entitled thereto. Upon the resolution of all such Unresolved Claims and the payment of all such fees, expenses and costs out of the Escrow Indemnity Funds, the balance of the Acquiror Stock, if any, shall be distributed to the Stockholders entitled thereto in accordance with the terms hereof. In lieu of issuing fractional shares pursuant to this paragraph (c), each Stockholder shall receive the highest whole number of shares of Acquiror Stock to which he or she is entitled plus cash equal to the fraction of a share of Acquiror Stock to which the Stockholder would otherwise be entitled multiplied by the Market Price of the Acquiror Stock determined by Acquiror as of the date three days prior to the distribution of such shares. Promptly after such receipt, the Escrow Agent will deliver such certificates together with any cash in lieu of fractional shares to each respective Stockholder (or transferee) at the addresses to be supplied by Acquiror in accordance with Acquiror's written instructions. Acquiror shall make all calculations relating to shares of Acquiror Stock or cash in lieu of fractional shares, and the Escrow Agent shall not be responsible for determining the accuracy of any such calculation.

         2.3 Unresolved Claims. The term "Unresolved Claims" shall mean any claim or request made pursuant to the Merger Agreement against the Escrow Indemnity Funds in accordance with the Merger Agreement and Section 2.4 below, until such time as such claim or request has been paid in full or otherwise fully settled, compromised or adjusted by Acquiror, the Agent and the Escrow Agent or by a final order of a court of competent jurisdiction resolving such claim, from which no appeal is or can be taken.

         2.4 Notice of Request; Dispute Notice. If at any time during the term of this Agreement, Acquiror believes that it is entitled to any portion of the Escrow Indemnity Funds, then Acquiror shall furnish to the Escrow Agent (with a simultaneous copy to the Agent), a notice (the "Indemnity Notice of Request") setting forth the cash amount (the "Claimed Amount") to which Acquiror believes it is entitled and the reasons for such belief. If the Escrow Agent does not receive, within fifteen (15) business days after receipt of the Indemnity Notice of Request, a notice from the Agent (the "Indemnity Dispute Notice") with a simultaneous copy to Acquiror that a dispute (the "Indemnity Dispute") exists relating to Acquiror's right to that portion of the Escrow Indemnity Funds claimed in the Indemnity Notice of Request, the Escrow Agent shall, immediately after such fifteen business day period, release to Acquiror the certificate then held by the Escrow Agent pursuant to the terms of this Agreement in exchange for a new certificate registered in the name of James B. Wayman, Jr., as Agent, representing a number of shares of Acquiror Stock equal to the quotient obtained by dividing (a) the difference between, if positive, the Market Price of the shares of Acquiror Stock represented by the certificate being released calculated as of the date three trading days prior to such exchange and the Claimed Amount by (b) such Market Price, and the Escrow Agent shall hold such replacement certificate for Acquiror Stock or money pursuant to the terms of this Agreement.

         In the event the Escrow Agent receives an Indemnity Dispute Notice that an Indemnity Dispute exists, the Escrow Agent shall retain custody of that portion of the Escrow Indemnity Funds which relates to the Unresolved Claim until the first to occur of the following events:

                  (a) Receipt by the Escrow Agent of a notice ("Indemnity Settlement Notice") signed by Acquiror and the Agent that the Indemnity Dispute has been resolved, said notice to contain instructions to Escrow Agent regarding delivery of that portion of the Escrow Indemnity Funds which relates to the Unresolved Claim; or

                  (b) Receipt by Escrow Agent of a final order of a court of competent jurisdiction (the "Indemnity Award") resolving the Indemnity Dispute and directing the disposition of that portion of the Escrow Indemnity Funds;

after which Escrow Agent shall promptly pay that portion of the Escrow Indemnity Funds which relates to the Indemnity Unresolved Claim in accordance with the Indemnity Settlement Notice or the Indemnity Award.

         2.5 Maximum Distributions. Notwithstanding anything in this Agreement to the contrary, in no event shall Acquiror be entitled to received shares of Acquiror Stock having an aggregate value of greater than $3,000,000 (calculated, in each case, based on the shares of Acquiror Stock being disbursed multiplied by the Market Price employed in connection with such disbursement). At such time as the aggregate amount paid to Acquiror (calculated in accordance with the foregoing sentence) equals $3,000,000, any remaining Escrow Indemnity Funds shall be disbursed to the Stockholders and this Agreement shall terminate, all in accordance with the other provisions of this Agreement.

                                    ARTICLE 3

                                  ESCROW AGENT

         3.1 Appointment. Acquiror, the Company and the Agent hereby appoint the Escrow Agent to serve hereunder and the Escrow Agent hereby accepts such appointment and agrees to perform all duties which are expressly set forth in this Agreement.

         3.2 Compensation. The Escrow Agent shall be entitled to compensation for legal fees incurred in connection with the preparation of this Agreement and for its services hereunder in accordance with the attached fee schedule, which may be subject to change hereafter on an annual basis, upon notice to Acquiror and the Agent. Compensation of the Escrow Agent and all reasonable expenses of the Escrow Agent (including all reasonable attorneys' fees of those attorneys not regularly in its employ) in connection with the performance of its services hereunder shall be borne one half by Acquiror and one half by the Agent. The Escrow Agent shall be entitled to reimbursement on demand for all reasonable out-of-pocket expenses incurred in connection with the administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses reasonably incurred by the Escrow Agent in connection with the resolution of any claim in any party hereunder.

         3.3 Indemnification. Notwithstanding anything to the contrary in the foregoing, Acquiror and the Agent will at their joint and several expense hold the Escrow Agent, its directors, officers and employees harmless and indemnify the Escrow Agent in connection with any and all third party claims, losses, judgments or costs, regardless of their nature, arising out of or because of this Agreement, except such as may arise because of the Escrow Agent's gross negligence or willful misconduct or breach of this Agreement (including, without limitation, Article 2 hereof). Any such expense in the preceding sentence as between Acquiror and the Agent shall be borne jointly and severally by Acquiror and the Agent. Acquiror and the Agent also exonerate said Escrow Agent from any liability in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable legal fees and other reasonable costs and expenses of defending or preparing to defend against any claim or liability except such as may arise because of the Escrow Agent's gross negligence or willful misconduct in performing its specified duties hereunder or breach of this Agreement (including, without limitation, Article 2 hereof). Nothing in this Section 3.3 shall constitute a waiver of any claim which Acquiror and the Agent may have against the other for contribution arising from their joint obligations to hold the Escrow Agent harmless hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification.

         3.4 Resignation; Removal. The Escrow Agent may resign at any time upon giving the parties hereto 30 days' prior written notice. Acquiror and the Agent may also, at any time, mutually agree in a writing signed by Acquiror and the Agent to remove the Escrow Agent upon 30 days' prior written notice. In either event, the successor Escrow Agent shall be such person, firm or corporation as shall be mutually selected by Acquiror and the Agent. It is understood and agreed that such resignation or removal shall not be effective until a successor agrees to act hereunder by signing a copy hereof; provided, however, if no successor is appointed and acting hereunder within thirty (30) days after such notice is given, the Escrow Agent may pay and deliver the Escrow Indemnity Funds into a court of competent jurisdiction.

                                    ARTICLE 4

                           LIABILITIES OF ESCROW AGENT

         4.1      Limitations.

                  (a) The Escrow Agent shall be liable only to accept, hold and deliver the Escrow Indemnity Funds in accordance with the provisions of this Agreement and any amendments hereto or other written instructions executed by Acquiror and the Agent; provided, however, that the Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted in good faith and with due care upon the reasonable advice of its counsel, including in-house counsel, given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (b) any action taken or omitted in reliance upon any instrument which the Escrow Agent shall in good faith and with due care believe to be genuine (including the execution of such instrument, the identity or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons and to conform to the provisions of this Agreement.

                  (b) The Escrow Agent does not have any interest in the Escrow Indemnity Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. The Agent, on behalf of the Stockholders, covenants and agrees that he will pay or reimburse the Escrow Agent upon request for any transfer taxes, to the extent that any exist, relating to the Escrow Indemnity Funds incurred in connection herewith. Any payments or income from the Escrow Indemnity Funds shall be subject to withholding regulations then in force with respect to United States taxes. The Agent, on behalf of the Stockholders, agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Indemnity Funds under this Agreement to the Stockholders, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement. Acquiror and the Agent undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Agent agrees to hold the Escrow Agent harmless and the Agent agrees to indemnify the Escrow Agent for any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with any payment to the Stockholders under this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The parties hereto agree that, for tax reporting purposes, all interest or other income earned in the Escrow Indemnity Funds shall be allocable to the Stockholders.

         Acquiror agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Indemnity Funds under this Agreement to Acquiror, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement. Acquiror agrees to hold the Escrow Agent harmless and Acquiror agrees to indemnify the Escrow Agent for any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with any payment to Acquiror under this Agreement or which otherwise arises out of this Agreement, except as provided in the preceding paragraph, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

         The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

         No distributions will be made unless Acquiror and the Agent provide the Escrow Agent with an appropriate W-9 form for tax identification number certification or non-resident alien certification prior to distribution. This
Section 4.1(b) and Section 3.3 hereof shall survive any termination of this Agreement or the resignation or removal of the Escrow Agent.

         4.2 Collateral Agreements. Other than this Agreement, which shall be controlling in regards to the Escrow Indemnity Funds, the Escrow Agent shall not be bound in any way by any contract or agreement between other parties hereto, including the Merger Agreement and the Stockholders' Agreement, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.

                                    ARTICLE 5

                                   TERMINATION

         This Agreement shall be terminated upon the earliest to occur of (a) disbursement or release of all of the Escrow Indemnity Funds by the Escrow Agent as provided in this Agreement, or (b) the written mutual consent signed by each of the parties hereto. This Agreement shall not be otherwise terminated.

                                    ARTICLE 6

                                OTHER PROVISIONS

         6.1 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and dispatched by the same means to all of the foregoing on the same day and shall be deemed to have been duly given and received (i) when delivered if delivered by hand or by confirmed facsimile transmission or telex and (ii) three business days after mailing if mailed by reputable courier service or registered or certified mail, postage prepaid and return receipt requested, to the parties at the following addresses (or to such other address as any party may request in a notice delivered in accordance with this Section 6.1 to the other parties hereto, provided that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      If to Acquiror:

                           Iron Mountain Incorporated
                           745 Atlantic Avenue, 10th Floor
                           Boston, MA 02111
                           Telephone:  (617) 357-4455
                           Telecopy:   (617) 350-7881
                           Attention:  Chief Executive Officer

                  With copy to:

                           Sullivan & Worcester LLP
                           One Post Office Square
                           Boston, MA  02109
                           Telephone:  (617) 338-2800
                           Telecopy:   (617) 338-2880
                           Attention:  William J. Curry, Esq.

                  and

                  If to the Agent:

                           c/o James B. Wayman
                           251 Old Billerica Road
                           Bedford, MA 01730
                           Telephone: (508) ___-____
                           Telecopy:  (508) ___-____

                  With copies to:

                   Woods, Oviatt, Gilman, Sturman & Clarke LLP
                           44 Exchange Street
                           Rochester, NY 14614
                           Telephone:  (716) 987-2821
                           Telecopy:   (716) 454-3968
                           Attention:  Harry P. Messina, Jr., Esq.

                  If to the Escrow Agent:

                           State Street Bank and Trust Company
                           Two International Place
                           Boston, MA 02110
                           Telephone:       (617) 664-5776
                           Telecopy:        (617) 664-5365
                           Attention:       Corporate Trust Department
                                            Iron Mountain Incorporated-Escrow
                                            Indemnity Funds

Unless otherwise refused by Acquiror or the Agent in writing, the Escrow Agent shall assume that the receipt of any notice was received by Acquiror and the Agent on the same day as received by Escrow Agent.

         6.2 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         6.3 Entire Agreement; Amendment. This Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof, except certain terms and provisions set forth in the Merger Agreement and the Stockholders' Agreement and except that capitalized terms not otherwise used herein shall have the meanings set forth in the Merger Agreement. This Agreement may be amended only by a written instrument signed by the parties against which enforcement of any waiver, change, modification, extension or discharge is sought. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

         6.4 Tax Identification Numbers. Each party hereto, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under this Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

         6.5 Headings. The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

         6.6 Governing Law. This agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

         6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.8 Dispute Resolution. It is understood and agreed that should any dispute arise, including a dispute described in Section 2.4 hereof, with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Indemnity Funds, or should any claim be made upon such Escrow Indemnity Funds by a third party, the Escrow Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Escrow Indemnity Funds until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a Court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Indemnity Funds.

         6.9 Consent to Jurisdiction and Service. Acquiror and the Agent hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against Acquiror and the Agent by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, Acquiror and the Agent hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to Acquiror and the Agent, as the case may be, at their respective addresses in accordance with Section 6.1 hereof.

         6.10 Force Majeure. Neither Acquiror nor the Agent nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

         6.11 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.



                     [Signatures appear on following page.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized partners or officers as of the day and year first written above.

                                  THE COMPANY:

                                  SAFESITE RECORDS MANAGEMENT CORPORATION


                                  By:______________________________________
                                     Name:
                                     Title:

                                  THE AGENT:


                                  ---------------------------------------------
                                  James B. Wayman, Jr., as Agent

                                  ACQUIROR:

                                  IRON MOUNTAIN INCORPORATED


                                  By:______________________________________
                                     Name:
                                     Title:

                                  ESCROW AGENT:

                                  STATE STREET BANK AND TRUST COMPANY, as
                                  Escrow Agent


                                  By:_____________________________________
                                     Name:
                                     Title: